EXHIBIT 99.1


                                 [COMPANY LOGO]


NEWS RELEASE
--------------------------------------------------------------------------------
FOR IMMEDIATE  RELEASE                                              May 18, 1998

Journal Register Company to Acquire the Goodson Newspaper Group's Pennsylvania, New York and Ohio Newspapers
Acquisition to include five daily newspapers and 20 non-daily publications

TRENTON, NJ-Journal Register Company (NYSE:JRC) Chairman, President and Chief Executive Officer Robert M. Jelenic announced today that Journal Register Company has reached an agreement to acquire the Goodson Newspaper Group's Pennsylvania, New York and Ohio newspapers for $300 million in cash.
     The acquisition includes five daily newspapers with 123,693 paid daily circulation and 107,686 paid Sunday circulation, and 20 non-daily publications with combined distribution of approximately 360,000. These publications had 1997 combined revenues of approximately $68.9 million and operating cash flow of approximately $21.4 million. Given the synergies Journal Register Company expects to achieve, the purchase price represents less than 11 times the operating cash flow that the Company expects the acquired newspapers to achieve in 1999.
     "We are extremely pleased to announce that the Pennsylvania, New York and Ohio Goodson newspapers and their talented staffs will join Journal Register Company," said Jelenic. "We have long felt that these high quality, award-winning newspapers would be a superb addition to and an excellent fit with our current clusters, especially our suburban Philadelphia area cluster, where after the transaction is completed we will have combined daily circulation of more than 197,000 and non-daily distribution of more than 600,000. There are also considerable synergies with our New York and Ohio clusters. This purchase underscores our commitment to strengthening and expanding our existing clusters through strategic acquisitions."
     Speaking on behalf of the selling stockholders, the Estate of Mark Goodson and various Goodson family trusts, the executor and trustee, Jeremy Shamos, stated: "the properties being sold are the remaining core of a newspaper group that Mark Goodson, with the help of Seymour Schneiman, assembled starting 40 years ago. I know that Mark and Seymour would be as pleased with this transaction as we are, since it testifies eloquently to the values of Seymour's advice, and Mark's patience, foresight and trust." The Goodson Newspaper Group, Incorporated, a privately held newspaper company, is based in Lawrenceville, NJ.
     The transaction, expected to be financed initially from an expanded $900 million credit facility, is expected to be completed by the end of June, pending regulatory approval. The acquisition is projected to be accretive to cash earnings (net income plus amortization) in the first full year under Journal Register Company's ownership. It is expected to be dilutive to GAAP (Generally Accepted Accounting Principles) earnings per share, due principally to the amortization expense associated with the transaction.
     Revenues from the combined companies for the calendar year 1997 would have been approximately $428.3 million, with operating cash flow of approximately $154.8 million, as adjusted for Journal Register Company's May 1997 initial public offering. This will be Journal Register Company's 12th and largest acquisition since the Company's formation in 1990, and its fifth since its initial public offering approximately one year ago.
     Among the five daily newspapers and 20 non-daily publications included in the transaction are two daily newspapers, 8 weekly newspapers, 6 shoppers and three total market coverage publications (TMC's) in the suburban Philadelphia area; two daily newspapers and two shoppers in New York State; and one daily newspaper and one TMC in Ohio. When completed, the acquisition will give Journal Register Company an even stronger presence in some of the Philadelphia area's most affluent suburbs.
     "This transaction is consistent with our overall acquisition strategy and positions us extremely well for future growth," said Journal Register Company Executive Vice President, Chief Financial Officer and Treasurer Jean B. Clifton.
     Journal Register Company is a leading U.S. newspaper publishing company that currently owns 19 daily newspapers, including the New Haven Register, Connecticut's second largest daily and Sunday newspaper with 100,082 daily and 111,576 Sunday circulation, and 155 non-daily publications in nine states. Journal Register Company currently has total paid daily circulation of approximately 534,000 and non-daily distribution of approximately 3.1 million. The Company's operations are clustered in six geographic areas: Connecticut, Ohio, Philadelphia and its surrounding areas, the greater St. Louis area, central New England, and the Capital-Saratoga, NY Region.
     Following completion of the acquisition, Journal Register Company will have 24 daily newspapers with combined paid daily circulation of 657,628 and combined paid Sunday circulation of 636,242; and 175 non-daily publications with combined distribution of approximately 3.5 million. Following is a list of the Goodson newspapers included in the acquisition.

                               Goodson Newspapers

Suburban Philadelphia Area      Daily Circ.*    Sunday Circ.*    Non-daily Dist.

Delaware County Daily Times     51,098          49,218           --
   Times Extra                  --              --               25,000
Pottstown Mercury               27,536          28,602           --
   Marketplace                  --              --               30,000
   US Express                   --              --               30,000
   Penny Pincher Shoppers       --              --               90,000
     (6 publications)
Main Line Times                 --              --               14,219
News of Delaware County         --              --               38,139
Germantown Courier              --              --               19,248
Mt. Airy Times Express          --              --               13,581
Town Talk Newspapers            --              --               47,367
    (4 publications)

New York
Kingston Daily Freeman          22,317          29,866           --
Oneida Daily Dispatch           7,717           --               --
Oneida-Chittenango Pennysavers  --              --               24,000
   (2 publications)

Ohio
Massillon Independent           15,025          --               --
   Quality Time                 --              --               27,000

   TOTALS                       123,693         107,686          358,554
   -----------------------------------------------------------------------------


* March 31, 1998 ABC Fas Fax report, except the Oneida Daily Dispatch, 12/31/97 Publisher's Statement.


This news release contains forward-looking statements that involve a number of risks and uncertainties which could cause actual results to differ materially. These include, but are not limited to, the success of the Company's acquisition strategy, competitive pressures and general or regional economic condition. Some additional risk factors are outlined in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.
                                      ###

For more information:  Journal Register Company         Diane Berry Pardee
                       State Street Square              Vice President,
                       50 West State Street             Corporate Communications
                       Trenton, NJ 08608-1298
                       (609) 396-2200 voice; (609) 396-2292 fax